Exhibit 99.1

Socket Mobile Strengthens Balance Sheet with
Common Stock Private Placement of $500,000

NEWARK, Calif., - February 24, 2011 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today announced it has entered into a definitive agreement with AboCom Systems Inc., a major product manufacturer and supplier in Taiwan, to convert $500,000 of the Company's trade debt into common stock. The Company will issue a total of 282,485 unregistered common shares at $1.77 per share. The Company will file a registration statement with the Securities Exchange Commission registering the resale of the shares of common stock issued in the transaction.

"We are pleased that AboCom Systems has become an investor in the Company, reflecting the long standing relationship between our two organizations in building quality products for the mobile marketplace. This financing helps strengthen our working capital as we plan for future growth," said Kevin Mills, president and CEO of Socket Mobile.

About Socket Mobile, Inc.

With more than 18 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket Media Contact:	Socket Investor Contact:
Krista Rogers	Dave Dunlap
Marketing Communications Specialist	Chief Financial Officer
(510) 933-3055	(510) 933-3035
krista@socketmobile.com	dave@socketmobile.com

Investor Relations Contact:
Todd Kehrli / Jim Byers
MKR Group, Inc.
(323) 468-2300
sckt@mkr-group.com

Socket and Cordless Hand Scanner are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.
© 2011, Socket Mobile, Inc. All rights reserved.